SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                  Commission File Number 0-21645

                                 Tellurian, Inc.
             (Exact name of registrant as specified in its charter)

New Address:      511 Commerce St., Franklin Lakes, New Jersey 07417

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Common Stock, Common Stock Purchase Warrants
               (Title of each class of securities covered by this
                                      Form)
                                      None
                   (Titles of all other classes of securities
                        for which a duty to file reports
                      under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                                    Rule 12g-4(a)(1)(i)                [x]
                                    Rule 12g-4(a)(1)(ii)               [  ]
                                    Rule 12g-4(a)(2)(i)                [  ]
                                    Rule 12g-4(a)(2)(ii)               [  ]
                                    Rule 12h-3(b)(1)(i)                [x]
                                    Rule 12h-3(b)(1)(ii)               [  ]
                                    Rule 12h-3(b)(1)(ii)               [  ]
                                    Rule 12h-3(b)(2)(i)                [  ]
                                    Rule 12h-3(b)(2)(ii)               [  ]
                                    Rule 15d-6                         [  ]

Approximate  number of holders of record as of the certification or notice date:
                                       38

         Pursuant to the requirements of the Securities Exchange Act of 1934, Tellurian, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:November 16, 1998                        TELLURIAN, INC.


                                               By: /s/ Stuart French, President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934.